Exhibit 99.1

Contact:	Edward R. Carlin Chief Financial Officer (865) 966-2000
GOODY’S FAMILY CLOTHING RECEIVES A SECOND
COMPETING ACQUISITION PROPOSAL
Knoxville, Tennessee (October 17, 2005) — Goody’s Family Clothing, Inc. (Nasdaq:GDYS) today announced that it has received an acquisition proposal from a second competitive bidder. This bidder had previously submitted a proposal to acquire Goody’s a few hours after Goody’s signed its Agreement and Plan of Merger with certain affiliates of Sun Capital Partners IV, LP, but before the merger agreement had been made publicly available. The revised offer proposes a cash price of $8.85 per share, subject to due diligence, with the possibility of a higher price upon completion of due diligence. The proposal takes into account Goody’s obligations to pay a termination fee and expenses under the Agreement and Plan of Merger with certain affiliates of Sun Capital Partners, dated October 7, 2005, and affirms that the price paid to the shareholders of Goody’s, net of the termination fee and expenses, would be $8.85 per share. The Goody’s Board of Directors has determined that this new offer would reasonably be expected to lead to a superior proposal (within the meaning given to such term in the Agreement and Plan of Merger). Therefore, as permitted under that agreement, Goody’s will commence a discussion and due diligence period of up to 10 business days with this second competing acquiror in order to enable the Board of Directors of Goody’s to determine whether the offer is a superior proposal.
Goody’s disclosed last week that it had entered into the Agreement and Plan of Merger with certain affiliates of Sun Capital at a cash price of $8.00 per share. Goody’s also disclosed last week that it had received a competing proposal at a cash price of $8.50 per share, subject to due diligence, with the possibility of a higher price upon completion of due diligence by that party. Goody’s commenced a discussion and due diligence period of up to 10 business days with that party on Wednesday, October 12.
This press release contains certain forward-looking statements which are based upon current expectations relating to the competing acquisition proposal and these statements involve material risks and uncertainties including: (i) that either or both of the competing proposals may be withdrawn or decreased upon completion of additional due diligence or the Company may be unable to enter into an agreement with either of the competing acquirors and (ii) the Company’s ability to consummate the agreement with certain affiliates of Sun Capital on its original terms is subject to the conditions specified in the Agreement and Plan of Merger. Readers are cautioned that any such forward-looking statement is not a guarantee of future results and involves risks and uncertainties, and that actual results and outcomes may differ materially from those projected in the forward-looking statements. The Company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that any projected results or outcomes expressed or implied therein will not be realized. Additional information on risk factors that could potentially affect the Company’s financial results may be found in the Company’s 2004 Annual Report on Form 10-K filed with the Securities and Exchange Commission. Certain of such filings may be accessed through the Company’s web site, www.goodysonline.com, then choose “SEC Filings.”
Goody’s, headquartered in Knoxville, Tennessee, is a retailer of moderately priced family apparel, and with the temporary closure of five stores due to hurricane damage, currently operates 369 stores in the 20 states of Alabama, Arkansas, Florida, Georgia, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Mississippi, Missouri, North Carolina, Ohio, Oklahoma, South Carolina, Tennessee, Texas, Virginia and West Virginia.
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